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                                                                Exhibit 99(a)

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                 March 13, 1995
                                                                 --------------

                               HDL COMMUNICATIONS
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             (Exact Name of Registrant as Specified in its Charter)

          California                0-15501                      33-0140149
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(State or Other Jurisdiction      (Commission                  (IRS Employer
      of Incorporation)           File Number)              Identification No.)

1420 Village Way, Santa Ana, California                              92705
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(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: (714) 835-8464

          3070 Bristol Street, Suite 650, Costa Mesa, California 92626
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         (Former Name or Former Address, if Changed Since Last Report)


                                                Exhibit Index is on Page 3
                                                of the manually
                                                executed copy

                               Page 1 of 3 pages
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ITEMS 1 AND 2.  CHANGE IN CONTROL OF REGISTRANT AND ACQUISITION OR DISPOSITION
                OF ASSETS.

         On March 13, 1995, HDL Communications, a California corporation ("Registrant"), acquired Bikers Dream, Inc., a California corporation ("BDI") in accordance with the terms of an Agreement and Plan of Reorganization among the Registrant, BDI and the stockholders of BDI (the "Acquisition Agreement"). The acquisition was consummated by the issuance of 3,300,000 shares of the Registrant's Common Stock to the stockholders of BDI in exchange for all of the issued and outstanding stock of BDI. Prior to the acquisition, the Registrant effected a 1 for 1,363.341473 reverse split of its outstanding Common Stock. Immediately after the acquisition, there were approximately 4,700,000 shares of the Registrant's Common Stock issued and outstanding, including 1,100,000 shares issued (on a post-reverse split basis) for cash and cancellation of indebtedness prior to the acquisition.

         BDI is engaged in sales and service of after market Harley-Davidson motorcycles, parts, accessories and service. Prior to its acquisition by the Registrant, BDI was a closely held corporation.

         The Registrant was not actively engaged in business prior to the acquisition. Upon consummation of the acquisition (a) all of the officers of the Registrant resigned and all of the directors of the Registrant, other than Rowland W. Day II, resigned and (b) Dennis Campbell, the President, a director and principal stockholder of BDI was elected as a director and President of the Registrant, William R. Gresher, the Vice President, Chief Financial Officer and a director of BDI was elected as Vice President, Chief Financial Officer and a director of the Registrant, Richard E. King, Jr., the Secretary and a director of BDI, was elected as Secretary and a director of the Registrant and Johnnie Pag, the Vice President of Operations of BDI, was elected as Vice President of Operations of the Registrant. In accordance with the terms of the Acquisition Agreement, Rowland W. Day II will have the right for a period of three years after the acquisition to designate two members of the Registrant's Board of Directors (to be composed of five persons) one of which may be Mr. Day. As of the date of this Report, Mr. Day has not designated anyone other than himself to serve on Registrant's Board of Directors.

         The following table sets forth certain information as of March 13, 1995 with respect to shares of the Registrant's Common Stock owned by (a) each director and executive officer of the Registrant and (b) each person known to the Registrant to own beneficially more than 5% of the Registrant's Common Stock (the only class of stock outstanding):

             Name of                      Number of Shares            Percent
         Beneficial Owner                Beneficially Owned           Of Class
         ----------------                ------------------           --------
         Dennis Campbell(1)                   2,457,990                52.2%

         Rowland W. Day II(2)                   806,181(3)             15.8%

         William R. Gresher(4)                  342,632                 7.2%

         Richard E. King, Jr.(5)                  5,000                 .01%

         Johnnie Pag(6)                               0(7)                0%

         Brian Downing                          255,555                 5.4%

______________________

(1) Mr. Campbell is President and a director of the Registrant.

(2) Mr. Day is a director of the Registrant.

(3) Includes 380,000 shares subject to options which are presently exercisable.

(4) Mr. Gresher is Vice President, Chief Financial Officer and a director of the Registrant.

(5) Mr. King is Secretary and a director of the Registrant.




                               Page 2 of 3 pages
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(6) Mr. Pag is Vice President of Operations of the Registrant.

(7) Does not include up to 45,000 shares which may be issued as a stock bonus to Mr. Pag in accordance with the terms of his employment.

         The basis upon which shares of BDI Common Stock were exchanged for the shares of Common Stock of the Registrant was established through arm's length negotiations between the Registrant and BDI. There was no relationship between BDI or its stockholders, on the one hand, and the Registrant, on the other hand, prior to entering into the Acquisition Agreement.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) and (b)  The required financial statements and pro forma financial information is unavailable as of the date hereof and will be filed by the Registrant pursuant to the requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder within 60 days after the date on which this report must be filed.

         (c)  Exhibits

              2.1 Agreement and Plan of Reorganization dated August 4, 1994, among the Registrant, Bikers Dream, Inc. and the stockholders of Bikers Dream, Inc., as amended.

              22.1  The Registrant's only subsidiary is Bikers Dream, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 27, 1995

                                        HDL COMMUNICATIONS



                                        BY: /s/  RICHARD E. KING
                                            ------------------------------
                                            Richard E. King, Secretary